Exhibit 10.1
April 27, 2007
Mr. Raul Burgos
1353 Garden Hills Place
PMB#394 Carreterra #19
Guaynabo, PR 00966
     Re.:   Amendment No. 1 To Employment Agreement
Dear Mr. Burgos:
     You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (the “Company”), dated as of September 6, 2006 (the “Employment Agreement”). Except as otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Employment Agreement.
     The Employment Agreement’s current term is scheduled to expire on December 31, 2009 (the “Initial Term”) but will automatically extend for a one year renewal term in the absence of either party providing a notice of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or any renewal term of the Employment Agreement.
     As you may know, the Company has eliminated transfer restrictions on shares of SunCom Wireless Holdings, Inc. Class A Common Stock (the “Shares”) for certain executives and directors that are similar to the transfer restrictions contained in your Employment Agreement. As a result, the Company in this letter agreement (this “Agreement”) hereby agrees to modify the terms of your Employment Agreement as set forth below:
     1. Transfer Restrictions. The transfer restrictions on the Shares contained in Section 3(c)(iii) of the Employment Agreement shall be struck in their entirety.
     2. All Other Provisions Remain Effective. Except as otherwise expressly modified under this Agreement, all other terms and conditions of the Employment Agreement shall continue in full force and effect and are hereby ratified and confirmed. In the event of any inconsistency between the provisions of the Employment Agreement and the provisions of this Agreement, the provisions of this Agreement shall control.
     Please evidence your acceptance of the foregoing modifications to the Employment Agreement by executing this Agreement where provided below and by returning it to me, whereupon this Agreement shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Employment Agreement as amended by this Agreement.

SunCom Wireless Management Company, Inc.
By:	/s/ Laura Porter
Laura Porter
Senior Vice President of Human Resources

Executive
By:	/s/ Raul Burgos
Raul Burgos